Exhibit 5.2.2

[Cahill Gordon & Reindel LLP Letterhead]

November 4, 2016

Arch Capital Finance LLC

360 Hamilton Avenue, Suite 600

White Plains, NY 10601

Ladies and Gentlemen:

We have acted as special United States counsel to Arch Capital Finance LLC, a Delaware limited liability company (“Issuer”).  Issuer is a registrant under the Registration Statement on Form S-3, as amended (File No 333-202440) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”).  Issuer proposes to issue and sell from time to time senior debt securities (the “Issuer Securities”), which will have the benefit of a guarantee (the “Parent Guarantee”) by Arch Capital Group Ltd. (“ACGL” and, together with Issuer, the “Registrants”).  The Issuer Securities would be issued under an indenture, to be dated on or about the date of first issuance of Issuer Securities (the “Indenture”), among Issuer, as issuer, ACGL, as guarantor, and a trustee to be named (the “Trustee”).

The Issuer Securities and the Parent Guarantee are referred to herein collectively as the “Offered Securities.” The Offered Securities being registered under the Registration Statement may be offered on a continued or delayed basis pursuant to the provisions of Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of certain corporate records, agreements, instruments and documents of the Registrants, certificates of public officials and other certificates and opinions. In our examination, we have assumed (a) the due organization and valid existence of the Registrants, (b) the due authorization, execution, authentication and delivery of the Indenture and the Offered Securities by all persons party thereto, (c) that each of such parties has the legal power to act in the respective capacity or capacities in which he, she or it is to act thereunder, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to the original documents of all documents submitted to us as copies and (f) the genuineness of all signatures on all documents submitted to us.

We have assumed that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws at the time the Offered Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Offered Securities offered thereby and will at all relevant times comply with all applicable laws, (iii) all Offered Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (iv) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Offered Securities will have been duly authorized and validly executed and delivered by parties thereto, (v) the Indenture will have been duly qualified under the Trust Indenture Act of 1939, as amended.

Based on and subject to the foregoing, we advise you that in our opinion:

1.           Insofar as the laws of the State of New York are applicable thereto, when (A) the board of managers, including any appropriate committee appointed thereby, and appropriate officers of Issuer have taken all necessary action to approve the issuance and terms of the Issuer Securities and related matters, (B) the terms of the Issuer Securities and their issuance and sale have been duly established in conformity with the Indenture and so as not to violate any applicable law, the Certificate of Formation or Limited Liability Company Agreement of Issuer or result in default under or breach of any agreement or instrument binding upon Issuer and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Issuer, (C) either a supplemental indenture has been duly authorized, executed and delivered by Issuer, ACGL and the Trustee or a securities resolution has been duly executed setting forth the terms of the Issuer Securities, in each case, in accordance with the Indenture and (D) the Issuer Securities, in the form established in accordance with the Indenture filed as an exhibit to the Registration Statement, have been duly executed and delivered by Issuer and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered and paid for as contemplated by any applicable purchase or underwriting agreement and the Registration Statement, the Issuer Securities will constitute valid and legally binding obligations of Issuer, entitled to the benefits of the Indenture and enforceable against Issuer  in accordance with their terms, except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Exceptions”).

2.           Insofar as the laws of the State of New York are applicable thereto, when (A) the board of directors, including any appropriate committee appointed thereby, and appropriate officers of ACGL have taken all necessary action to approve the issuance and terms of the Parent Guarantee and related matters, (B) the terms of the Parent Guarantee and their issuance have been duly established in conformity with the Indenture and so as not to violate any applicable law or the Memorandum of Association or Bye-Laws of ACGL or result in default under or breach of any agreement or instrument binding upon ACGL and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over ACGL, (C) either a supplemental indenture has been duly authorized, executed and delivered by Issuer, ACGL and the Trustee or a securities resolution has been duly executed setting forth the terms of the Issuer Securities, in each case, in accordance with the Indenture and (D) the Issuer Securities, in the form established in accordance with the Indenture filed as an exhibit to the Registration Statement, have been duly executed and delivered by Issuer and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered and paid for as contemplated by any applicable purchase or underwriting agreement and the Registration Statement, the Parent Guarantee will constitute a valid and legally binding obligation of ACGL, entitled to the benefits of the Indenture and enforceable against ACGL  in accordance with its terms, except that the enforceability thereof may be subject to the Enforceability Exceptions.

We are members of the Bar of the State of New York and do not purport to be experts in or to express any opinion concerning the laws of any jurisdictions other than the laws of the State of New York. In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdictions other than the laws of the State of New York.

We hereby consent to the reference to our firm in the Registration Statement under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement.  Our consent to such reference does not constitute a consent under Section 7 of the Securities Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission thereunder.

Very truly yours, /s/ CAHILL GORDON & REINDEL LLP CAHILL GORDON & REINDEL LLP